Exhibit 99.1

                  Comcast Reports Third Quarter 2004 Results

               Cable Revenue Increased 10.6% to $4.844 Billion

                      Delivers Record New Product Growth
          Led by High-Speed Internet Subscriber Additions of 549,100

          Digital Cable Subscribers Increased 341,000 to 8.4 Million

         Cable Operating Cash Flow Increased 14.6% to $1.858 Billion

        Consolidated Operating Income Increased 39.0% to $686 Million

    PHILADELPHIA, Oct. 27 /PRNewswire-FirstCall/ -- Comcast Corporation (Nasdaq: CMCSA, CMCSK) today reported results for the quarter ended
September 30, 2004. Comcast will discuss third quarter results on a conference call and webcast today at 8:30 AM Eastern Time. A live broadcast of the conference call will be available on the investor relations website at http://www.cmcsa.com and http://www.cmcsk.com.
    Brian L. Roberts, Chairman and CEO of Comcast Corporation, said, "We reached record levels of new video and high-speed Internet service additions this quarter, confirming that we have successfully transformed Comcast into a new products company. Our high-speed Internet service led the way, adding over 549,000 subscribers - the highest level of quarterly high-speed Internet additions in the Company's history. We also posted strong growth in Digital Cable as we continue to extend our video offering to include ON DEMAND, HDTV and DVRs. We added 341,000 new digital subscribers this quarter and installed more than 200,000 HDTV set-top boxes in customers' homes. Interest in our ON DEMAND service continues to grow. Customers are selecting ON DEMAND content more than 50 million times each month and early indications suggest strong demand for our DVR product. Our strong unit growth this quarter reflects the increasing appeal of our services, as we deliver differentiated products and a better experience to our customers.
    "We are also reporting strong financial results.  We generated
$540 million of Free Cash Flow this quarter through the combination of Operating Cash Flow growth and capital expenditure declines as our two-way networks are now 98% upgraded. We continue to make investments to support our growth and product differentiation strategy, while returning capital to shareholders. This year we have repurchased over $1 billion of our stock and cash settled more than $600 million of debt securities that were otherwise exchangeable into our stock. At the same time, in the last quarter alone, we announced several transactions that will enable us to offer a growing array of choices for movies, regional and national sports and children's programming, as well as video mail and other broadband features and applications. All of these will provide our customers more choice and control - on TV, on Comcast.net and ON DEMAND."

    Comcast Cable Results
    Cable results are presented on a pro forma basis. Pro forma cable results adjust only for significant acquisitions and dispositions and are presented as if the acquisitions and dispositions were effective on January 1, 2003.
Please refer to Table 7-A for a reconciliation of pro forma data.
    For the quarter ended September 30, 2004, Comcast Cable reported revenue of $4.844 billion representing a 10.6% increase from the third quarter of 2003. Video revenue increased 6.6% from the third quarter of 2003, driven by a 5.5% increase in average monthly revenue per basic subscriber and an increase in digital revenue. During the third quarter, Comcast Cable added 341,000 digital cable subscribers to end the period with over 8.4 million subscribers, or 39.1% of basic subscribers. Basic subscribers of 21.5 million remained essentially unchanged from a year ago but increased 8,500 from the prior quarter. Included in the basic subscriber results for the quarter was the loss of an estimated 10,000 subscribers as a result of the severe hurricane season experienced in parts of Florida and other Southeastern states.
    Growth in video revenue also reflects increasing consumer demand for new digital features, including Comcast ON DEMAND, high-definition television
(HDTV) programming and digital video recorders (DVRs). During the third quarter, pay-per-view revenues increased nearly 32% to more than $100 million, driven by more movie and event purchases through the Comcast ON DEMAND service. Increasing demand for HDTV and the accelerating rollout of DVRs is also contributing to digital growth. At the end of the third quarter, Comcast had nearly 870,000 set-top boxes in customers' homes offering HDTV and/or DVR service.
    During the third quarter of 2004 Comcast Cable added a record 549,100 High-Speed Internet subscribers to end the quarter with more than 6.5 million subscribers. Revenues for this service increased 37.9% from the third quarter of 2003 to $808 million reflecting strong subscriber growth and stable average monthly revenue per subscriber of $42.91. Comcast High-Speed Internet service is now available to 94% of the Company's footprint, or 38 million homes.
    Advertising revenue increased 15.5% from the third quarter of 2003 to $319 million, reflecting growth of over 10% in local advertising and growth of 20% in regional/national advertising as a result of an increase in political advertising during the third quarter and the ongoing success of our regional interconnect strategy.
    As expected, cable phone revenue declined 8.6% from the third quarter of 2003 to $173 million, the result of a 7.5% decrease in subscribers to
1.2 million and stable average monthly revenue per subscriber of $47.18.
Cable phone results continue to reflect the Company's focus on profitability, not unit growth, of its circuit-switched telephone business as it begins the transition to offer cable phone service using VoIP. Excluding cable phone revenue, which is expected to continue to decline through 2004, total revenue for Comcast Cable increased 11.5% from the third quarter of 2003 to $4.671 billion.
    Cable operating income before depreciation and amortization (Operating Cash Flow) grew 14.6% from the third quarter of 2003 to $1.858 billion, reflecting strong revenue growth, offset by the impact of hurricane-related costs estimated at $10-$15 million and higher operating and marketing expenses associated with the record number of new service additions in the quarter.
    Cable capital expenditures declined nearly 17% to $871 million compared to the $1.045 billion in the third quarter of 2003. The decline in cable capital expenditures reflects the near-completion of the Company's cable network upgrade. Comcast Cable finished the third quarter with nearly 98% of its cable network upgraded to provide advanced services.
    For the nine months ended September 30, 2004, Comcast Cable reported revenue of $14.334 billion, a 10.3% increase from the same period in 2003. Comcast Cable Operating Cash Flow grew 18.4% from the nine months ended September 30, 2003 to $5.499 billion. Video revenue increased 6.7% from the same period in 2003, driven by a 5.7% increase in average monthly revenue per basic subscriber and an increase in digital revenue, primarily reflecting a
1.1 million increase in the number of digital cable subscribers. Comcast High-Speed Internet service revenues increased 39.6% from the nine months ended September 30, 2003 to $2.269 billion reflecting the addition of
1.7 million new subscribers and unchanged average monthly revenue per subscriber of $42.59. Advertising revenue increased 15.1% from the year-ago period to $918 million. As expected, cable phone revenue declined 14.6% from 2003 to $528 million, the result of a 7.5% decrease in subscribers and 5.3% decrease in average monthly revenue per subscriber to $47.31.
    Cable capital expenditures for the nine months ended September 30, 2004 declined 15.3% to $2.578 billion compared to the $3.045 billion in the prior year. The decline in cable capital expenditures reflects the near-completion of the Company's cable network upgrade.

    Content
    Comcast's content segment consists of the national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, Outdoor Life Network, G4techTV and the recently acquired International Channel Networks.
    Comcast's content segment reported third quarter 2004 revenue of $207 million, a 30.6% increase from the third quarter of 2003 reflecting increases in distribution and advertising revenue for all the networks. The Content segment reported Operating Cash Flow of $62 million in the third quarter of 2004, a 7% increase above the third quarter of 2003 reflecting higher development and marketing expenses for signature events and other original programming.
    For the nine months ended September 30, 2004, Comcast's content segment increased revenue 26.0% to $582 million and increased Operating Cash Flow 34.0% to $208 million.

    Corporate and Other
    Corporate and Other includes Comcast-Spectacor, corporate overhead and other operations and eliminations between Comcast's businesses. In the third quarter of 2004, we reported Corporate and Other revenue of $47 million and an Operating Cash Flow loss of $60 million as compared to revenue of $14 million and an Operating Cash Flow loss of $46 million in the third quarter of 2003. Beginning in the third quarter of 2004, Comcast-Spectacor includes the operating results of its investment in a sports event-related business.
    For the nine months ended September 30, 2004, Corporate and Other revenue remained relatively unchanged at $161 million and Operating Cash Flow loss increased to $160 million from the nine months ended September 30, 2003.

    Consolidated Results
    Comcast sold its 57% ownership interest in QVC in September 2003. QVC's results, prior to its sale, are presented as discontinued operations. Consolidated amounts primarily reflect the results of the cable division as discussed above.
    For the three months ended September 30, 2004, the Company reported consolidated revenues of $5.098 billion, a 12.1% increase from the $4.546 billion reported in the same period of 2003. Consolidated Operating Cash Flow increased to $1.860 billion or 14.0%, in the third quarter of 2004, from the $1.632 billion reported in the same prior year period. Operating income increased 39.0% to $686 million in the third quarter of 2004 compared to operating income of $493 million in the third quarter of 2003.
    For the three months ended September 30, 2004, the Company reported consolidated net income of $220 million or $0.10 per share compared to a consolidated net loss from continuing operations of $153 million or a loss of $0.07 per share in the third quarter of 2003. For the nine months ended September 30, 2004, the Company reported consolidated net income of $547 million or $0.24 per share compared to a consolidated net loss from continuing operations of $601 million or a loss of $0.27 per share in the nine months ended September 30, 2003. Please refer to the "Reconciliation of Net Income to Free Cash Flow" in Table 7-B at the end of this release and the Company's Form 10-Q for further details on items affecting net income.
    As previously announced in July 2004, Comcast exchanged its 120 million shares of Liberty Media common stock for 100% ownership in a subsidiary of Liberty Media that primarily held a 100% ownership interest in International Channel Networks, a 10.4% ownership interest in E! Entertainment Television and $547 million in cash. This transaction results in Comcast owning 60.5% of E! Entertainment Television.

    Share Repurchase Program
    During the third quarter, Comcast repurchased $502 million or 18.4 million shares of its common stock under its stock repurchase program. Comcast expects such repurchases to continue to occur from time to time in the open market or in private transactions, subject to market conditions.
    During the third quarter the Company elected to redeem for $209 million in cash, a debt issue that was exchangeable into Comcast Class A Special Common Stock, eliminating the need to issue 7.6 million additional shares.
    Starting in December 2003, the inception of the program, through October 2004, the Company has repurchased $1.1 billion of its Class A Special Common Stock or 38.9 million shares under its $2 billion share repurchase program. Including the $609 million paid in cash to redeem several debt issues exchangeable into Comcast common stock, the Company has invested $1.7 billion in its common stock and related securities.

    Financial Guidance 2004:
    Comcast Cable Reaffirms:
        -- Revenue growth of approximately 10%
        -- OCF of approximately $7.5 billion or 18% growth
        -- The number of basic cable subscribers is expected to remain at approximately 21.5 million
        -- The number of cable phone subscribers may decline by up to 100,000 -- Capital expenditures of between $3.3 and $3.4 billion

    Comcast Cable Updates:
        -- Digital Cable subscriber net additions of approximately 1 million, representing the top end of the previous guidance range of between 700,000 and 1 million net additions
        -- High-speed Internet subscriber net additions of between 1.6 and
           1.7 million, an increase from original guidance of between 1.5 and
           1.6 million net additions

    Comcast Content Segment Reaffirms:
        -- Revenue growth of at least 20%
        -- OCF growth of at least 30%

    Other Financial Guidance Reaffirmed:
        -- Consolidated Free Cash Flow of $2 billion

    This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast's periodic and other reports filed with the Securities and Exchange Commission for a description of such risks and uncertainties.
    In this discussion we sometimes refer to financial measures that are not presented according to generally accepted accounting principles (GAAP). Certain of these measures are considered "non-GAAP financial measures" under the Securities and Exchange Commission (SEC) regulations; those rules require the supplemental explanation and reconciliation provided in Table 7 of this release. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

    Comcast Corporation will host a conference call with the financial community today October 27, 2004 at 8:30 a.m. Eastern Time (ET). The conference call will be broadcast live on the Company's Investor Relations website at http://www.cmcsa.com or http://www.cmcsk.com. A recording of the call will be available on the Investor Relations website starting at 12:30 p.m. ET on October 27, 2004. Those parties interested in participating via telephone should dial (847) 413-2408. A telephone replay will begin immediately following the call until October 28, 2004 at midnight ET. To access the rebroadcast, please dial (630) 652-3000 and enter passcode number 9980173#. To automatically receive Comcast financial news by email, please visit http://www.cmcsa.com or http://www.cmcsk.com and subscribe to e-mail Alerts.
    Comcast Corporation (http://www.comcast.com) is principally involved in the development, management and operation of broadband cable networks and in the provision of programming content. The Company is the largest provider of cable and broadband services in the United States, serving more than 21 million cable television subscribers and more than 6 million high-speed Internet customers. The Company's content businesses include Comcast SportsNet, Comcast-Spectacor, E! Entertainment Television, Style Network, G4techTV, The Golf Channel, International Channel Networks and Outdoor Life Network. Comcast Class A common stock and Class A Special common stock trade on The NASDAQ Stock Market under the symbols CMCSA and CMCSK, respectively.

                              COMCAST CORPORATION
                                    Table 1
          Condensed Consolidated Statement of Operations (Unaudited)
                 (amounts in millions, except per share data)

                                           Three Months     Nine Months
                                              Ended           Ended
                                          September 30,    September 30,
                                           2004    2003    2004     2003

     Revenues                             $5,098  $4,546  $15,072  $13,606

     Operating expenses                    1,837   1,703    5,500    5,267

     Selling, general and administrative
      expenses                             1,401   1,211    4,027    3,667

     Operating Cash Flow                   1,860   1,632    5,545    4,672

     Depreciation                            869     774    2,480    2,370

     Amortization                            305     365      868    1,090

     Operating Income                        686     493    2,197    1,212

     Interest expense                       (435)   (565)  (1,419)  (1,579)
     Investment income (loss), net            89    (178)     231     (407)
     Equity in net losses of affiliates      (29)    (17)     (66)     (33)
     Other income                             63      25       82       60
                                            (312)   (735)  (1,172)  (1,959)
     Income (Loss) from Continuing
      Operations before Income
         Taxes and Minority Interest         374    (242)   1,025     (747)

     Income tax (expense) benefit           (156)    103     (466)     231

     Income (Loss) from Continuing
      Operations
        Before Minority Interest             218    (139)     559     (516)

     Minority interest (income) expense        2     (14)     (12)     (85)

     Income (Loss) from Continuing
      Operations                             220    (153)     547     (601)

     Income from discontinued operations,
      net of tax (1)                           -      39        -      168
     Gain on discontinued operations, net
      of tax (1)                               -   3,290        -    3,290

     Net Income                             $220  $3,176     $547   $2,857

     Basic and Diluted earnings (loss)
      per common share

        Income (loss) from continuing
         operations                        $0.10  ($0.07)   $0.24   ($0.27)

        Income from discontinued
         operations                            -    0.02        -     0.08

        Gain on discontinued operations        -    1.46        -     1.46

        Net Income per common share        $0.10   $1.41    $0.24    $1.27

     Basic weighted average number of
      common shares outstanding            2,234   2,257    2,249    2,256

     Diluted weighted average number of
      common shares outstanding            2,243   2,257    2,259    2,256

    1) On September 17, 2003, the Company completed the sale of its approximate 57% interest in QVC, Inc. Accordingly, the results of QVC have been presented as discontinued operations.

                               COMCAST CORPORATION
                                     TABLE 2
                Condensed Consolidated Balance Sheet (Unaudited)
                              (dollars in millions)

                                                  September 30,  December 31,
                                                      2004          2003

    ASSETS

      CURRENT ASSETS
            Cash and cash equivalents                 $717            $1,550
            Investments                              2,256             2,493
            Accounts receivable, net                   940               907
            Other current assets                       469               453
                Total current assets                 4,382             5,403

      INVESTMENTS                                   13,096            14,818

      PROPERTY AND EQUIPMENT, NET                   18,656            18,473

      FRANCHISE RIGHTS                              51,071            51,050

      GOODWILL                                      14,334            14,841

      OTHER INTANGIBLE ASSETS, net                   4,196             3,859

      OTHER NONCURRENT ASSETS, net                     709               715
                                                  $106,444          $109,159

    LIABILITIES AND STOCKHOLDERS' EQUITY

      CURRENT LIABILITIES
            Accounts payable                        $1,023            $1,251
            Accrued expenses and other
             current liabilities                     4,152             4,563
            Deferred income taxes                      614               679
            Current portion of long-term
             debt                                    1,116               734
            Current portion of
             exchangeable debt                       2,012             2,427
                Total current liabilities            8,917             9,654

      LONG-TERM DEBT, less current
       portion                                      21,124            21,944
      LONG-TERM EXCHANGEABLE DEBT, less
       current portion                                 979             1,891

      DEFERRED INCOME TAXES                         26,414            25,900

      OTHER NONCURRENT LIABILITIES                   7,354             7,716

      MINORITY INTEREST                                458               392

      STOCKHOLDERS' EQUITY                          41,198            41,662
                                                  $106,444          $109,159

                             COMCAST CORPORATION
                                     TABLE 3
            Condensed Consolidated Statement of Cash Flows (Unaudited)
                              (dollars in millions)

                                                       Nine Months Ended
                                                         September 30,
                                                     2004              2003

    OPERATING ACTIVITIES
      Net cash provided by operating
       activities from continuing operations        $4,435             $2,519

    FINANCING ACTIVITIES
      Proceeds from borrowings                       1,354              9,377
      Retirements and repayments of debt            (2,289)           (13,675)
      Repurchases of common stock                   (1,007)
      Other, net                                        64                 (3)

      Net cash used in financing activities
       from continuing operations                   (1,878)            (4,301)

    INVESTING ACTIVITIES
      Capital expenditures                          (2,610)            (3,093)
      Proceeds from restructuring of TWE
       investment                                                       2,100
      Proceeds from sales of investments
       and assets held for sale                        200              5,852
      Acquisitions, net of cash acquired              (296)               (39)
      Additions to intangibles and other
       noncurrent assets                              (572)              (139)
      Other, net                                      (112)              (159)

      Net cash (used in) provided by
       investing activities from
       continuing operations                        (3,390)             4,522

    (DECREASE) INCREASE IN CASH AND CASH
     EQUIVALENTS                                      (833)             2,740

    CASH AND CASH EQUIVALENTS, beginning
     of period                                       1,550                505

    CASH AND CASH EQUIVALENTS, end of
     period                                           $717             $3,245

                                     TABLE 4
                    Calculation of Free Cash Flow (Unaudited)
                              (dollars in millions)

                                         Three Months Ended Nine Months Ended
                                           September 30,      September 30,
                                           2004     2003      2004     2003
    Operating Cash Flow                   1,860    1,632     5,545    4,672
    Interest, Net (1)                       403      559     1,309    1,627
    Cash paid for Income Taxes               39       14       189       67
    Capital Expenditures                    878    1,081     2,610    3,093
    Free Cash Flow (2)                     $540     ($22)   $1,437    ($115)

    (1) Includes interest expense net of interest income and excludes non-cash interest and subsidiary preferred dividends.

    (2) Excludes items necessary to reconcile Free Cash Flow to Net Cash Provided By Operating Activities less capital expenditures. These items amounted to $384 million and ($251) million for the three months ended September 30, 2004 and 2003 and $388 million and ($459) million for the nine months ended September 30, 2004 and 2003.
         These items are highlighted in footnotes 4 and 5 on Table 7-B.

                               COMCAST CORPORATION
                                     TABLE 5
          Pro Forma Financial Data by Business Segment (Unaudited) (1)
                              (dollars in millions)

                                                             Corporate
                                                               and
                                                     Content  Other
                                           Cable (2)   (3)     (4)    Total
    Three Months Ended September 30, 2004
    Revenues                                $4,844    $207     $47    $5,098
    Operating Cash Flow                     $1,858     $62    ($60)   $1,860
    Operating Income (Loss)                   $746     $20    ($80)     $686
    Operating Cash Flow Margin               38.4%   30.2%      NM     36.5%
    Capital Expenditures (5)                  $871      $4      $3      $878

    Three Months Ended September 30, 2003
    Revenues                                $4,378    $158     $14    $4,550
    Operating Cash Flow                     $1,622     $58    ($46)   $1,634
    Operating Income (Loss)                   $536     $26    ($67)     $495
    Operating Cash Flow Margin               37.1%   36.9%      NM     35.9%
    Capital Expenditures (5)                $1,045      $3     $33    $1,081

    Nine Months Ended September 30, 2004
    Revenues                               $14,334    $582    $161   $15,077
    Operating Cash Flow                     $5,499    $208   ($160)   $5,547
    Operating Income (Loss)                 $2,327     $92   ($220)   $2,199
    Operating Cash Flow Margin               38.4%   35.8%      NM     36.8%
    Capital Expenditures (5)                $2,578     $14     $18    $2,610

    Nine Months Ended September 30, 2003
    Revenues                               $12,995    $462    $159   $13,616
    Operating Cash Flow                     $4,643    $155   ($121)   $4,677
    Operating Income (Loss)                 $1,344     $59   ($186)   $1,217
    Operating Cash Flow Margin               35.7%   33.6%      NM     34.3%
    Capital Expenditures (5)                $3,045     $10     $38    $3,093

    (1) See Non-GAAP and Other Financial Measures in Table 7. Historical financial data by business segment, as required under generally accepted accounting principles, is available in the Company's quarterly report on Form 10-Q. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

    (2) Pro forma financial data excludes the results of the 314,000 cable subscribers sold to Bresnan Communications in March 2003 and excludes the results of the net reduction of 16,000 subscribers associated with the cable system exchange with Insight Communications in February 2003. Pro forma financial data includes the results of the 30,000 cable subscribers acquired from US Coastal Cable in April 2004.

    (3) Content includes our national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, Outdoor Life Network, G4techTV and International Channel Networks.

    (4) Corporate and Other includes Comcast-Spectacor, the Company's domestic wireline telecommunications business, international wireless operations, Corporate and elimination entries. Prior to the first quarter of 2004, Comcast-Spectacor was included in Content, which now only consists of our national networks. For all periods presented, Comcast-Spectacor is included in Corporate and Other. In addition, beginning in the third quarter of 2004, Comcast-Spectacor includes the operating results of its investment in a sports-event related business.

    (5) Our Cable segment's capital expenditures are comprised of the following categories:

                                                            YTD        YTD
                                          3Q04    3Q03    9/30/04    9/30/03
        Customer Premise Equipment (CPE)  $392    $381     $1,022    $1,148
        Scalable Infrastructure            152      92        383       227
        Line Extensions                     84      62        225       173
        Upgrades                           198     376        738     1,135
        Support Capital                     45     134        210       362
        Total                             $871  $1,045     $2,578    $3,045

    CPE includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues (e.g. digital converters). Scalable infrastructure includes costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g. headend equipment). Line extensions include network costs associated with entering new service areas (e.g. fiber/coaxial cable). Upgrades include costs to enhance or replace existing fiber/coaxial cable networks, including recurring betterments. Support capital includes costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear out (e.g. non-network equipment, land, buildings and vehicles).

                              COMCAST CORPORATION
                                    TABLE 6
         Pro Forma Data - Cable Segment Components (Unaudited) (1) (2)
        (dollars in millions, except average monthly revenue per
                               subscriber data)

                                            Three Months      Nine Months
                                              Ended             Ended
                                           September 30,     September 30,
                                           2004    2003     2004     2003

    Revenues:
    Video (3)                             $3,222  $3,025   $9,655   $9,051
    High-Speed Internet                      808     586    2,269    1,626
    Phone                                    173     188      528      618
    Advertising                              319     276      918      797
    Other (4)                                161     152      481      450
    Franchise Fees                           161     151      483      453
    Total Revenues                        $4,844  $4,378  $14,334  $12,995

    Operating Cash Flow                   $1,858  $1,622   $5,499   $4,643
    Operating Income                        $746    $536   $2,327   $1,344
    Operating Cash Flow Margin             38.4%   37.1%    38.4%    35.7%
    Capital Expenditures                    $871  $1,045   $2,578   $3,045
    Operating Cash Flow, Net of Capital
     Expenditures                           $987    $577   $2,921   $1,598

                                                                Growth Growth
                                                                  vs.    vs.
                                          3Q04    2Q04    3Q03   2Q04   3Q03
    Video
    Homes Passed (000's)                 40,500  40,300  39,900   0.5%   1.5%
    Basic Subscribers (000's)            21,487  21,479  21,470      -   0.1%
    Basic Penetration                     53.0%   53.3%   53.9%
    Quarterly Net Basic Subscriber
     Additions (000's)                        9     -96       1     NM     NM

    Digital Subscribers (000's)           8,405   8,064   7,281   4.2%  15.4%
    Digital Penetration                   39.1%   37.5%   33.9%
    Quarterly Net Digital Subscriber
     Additions (000's)                      341     206     319  65.5%   6.9%

    Monthly Average Video Revenue per
     Basic Subscriber                    $50.00  $50.30  $46.95  -0.6%   6.5%
    Monthly Average Total Revenue per
     Basic Subscriber                    $75.15  $74.94  $67.97   0.3%  10.6%

    High-Speed Internet
    "Available" Homes (000's)            38,060  37,323  33,435   2.0%  13.8%
    Subscribers (000's)                   6,554   6,005   4,862   9.1%  34.8%
    Penetration                           17.2%   16.1%   14.5%
    Quarterly Net Subscriber Additions
     (000's)                                549     327     473  68.2%  16.2%
    Monthly Average Revenue per
     Subscriber                          $42.91  $43.52  $42.25  -1.4%   1.6%

    Phone
    "Available" Homes (000's)             9,978   9,766   9,382   2.2%   6.3%
    Subscribers (000's)                   1,213   1,225   1,312  -1.0%  -7.5%
    Penetration                           12.2%   12.5%   14.0%
    Quarterly Net Subscriber Additions
     (000's)                                -12     -22     -55  47.1%  78.4%
    Monthly Average Revenue per
     Subscriber                          $47.18  $47.71  $46.99  -1.1%   0.4%

    Total Revenue Generating Units
     (000's)  (5)                        37,659  36,773  34,925   2.4%   7.8%

    (1) See Non-GAAP and Other Financial Measures in Table 7. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

    (2) Pro forma financial and subscriber data excludes the results of the 314,000 cable subscribers sold to Bresnan Communications in March 2003 and excludes the results of the net reduction of 16,000 subscribers associated with the cable systems exchange with Insight Communications in February 2003. Pro forma financial and subscriber data includes the results of the 30,000 cable subscribers acquired from US Coastal Cable in April 2004. Pro forma subscriber data includes 54,000 subscribers acquired in various small acquisitions during the periods presented. The impact of these acquisitions on our segment operating results was not material.

    (3) Video revenues consist of our basic, expanded basic, premium, pay-per-view, equipment and digital services.

    (4) Other revenues include installation revenues, guide revenues, commissions from electronic retailing, other product offerings, commercial data services and revenues of our digital media center and regional sports programming networks.

    (5) The sum total of all basic video, digital video, high-speed Internet and phone customers, excluding additional outlets.

                             COMCAST CORPORATION
                                   TABLE 7
                    Non-GAAP and Other Financial Measures

    Operating Cash Flow is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow is an additional performance measure used as an indicator of our ability to repay debt, make investments and return capital to investors, principally through stock repurchases. We use Debt Excluding Exchangeables as a measure of debt that will require cash from future operations or financings. We also adjust certain historical data on a pro forma basis following significant acquisitions or dispositions to enhance comparability.
    Operating Cash Flow is defined as operating income before depreciation and amortization and impairment charges, if any, related to fixed and intangible assets and gains or losses from the sale of assets, if any. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our management and Board of Directors use this measure in evaluating our consolidated operating performance and the operating performance of all of our operating segments. This metric is used to allocate resources and capital to our operating segments and is a significant component of our annual incentive compensation programs. We believe that Operating Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Operating Cash Flow may not be directly comparable to similar measures used by other companies.
    As Operating Cash Flow is the measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP), in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of Operating Cash Flow for our business segments is not a "non-GAAP financial measure" as contemplated by Regulation G adopted by the Securities and Exchange Commission. Consolidated Operating Cash Flow is a non-GAAP financial measure.
    Free Cash Flow, which is a non-GAAP financial measure, is defined as Operating Cash Flow less net interest, cash paid for taxes, and capital expenditures. As such, it is unaffected by fluctuations in working capital levels from period to period. It can also be computed as cash provided by operating activities less capital expenditures adjusted for the change in operating assets and liabilities, net of acquisitions. We believe that Free Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Free Cash Flow is accrual-based and may not be comparable to similar measures used by other companies.
    Debt Excluding Exchangeables, which is a non-GAAP financial measure, refers to the aggregate amount of our consolidated debt and capital lease obligations less the amount of notes that are collateralized by securities that we own.
    Pro forma data is used by management to evaluate performance when significant acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions (or dispositions) occurred at the beginning of the prior year. Our pro forma data is only adjusted for the timing of acquisitions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.
    Operating Cash Flow and Free Cash Flow should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP. Debt Excluding Exchangeables should not be considered as a substitute for Total Debt. Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.
    Following are quantitative reconciliations of Free Cash Flow, Debt Excluding Exchangeables, Consolidated Operating Cash Flow, and, although not required by Regulation G, reconciliations of business segment Operating Cash Flow and pro forma data.

                               COMCAST CORPORATION
                               TABLE 7-A continued
       Reconciliation of Historical and Pro Forma Data by Business Segment
                                   (Unaudited)
                              (dollars in millions)

                                   Historical (1)        Adjustments (2)

                                           Corporate            Corporate
    Three Months Ended                       and                  and     Pro
    September 30, 2004       Cable Content  Other   Total  Cable Other   forma
    Revenues                 $4,844  $207    $47   $5,098   -     -    $5,098
    Operating expenses
     (excluding
     depreciation and
     amortization)            2,986   145    107    3,238   -     -     3,238
    Operating Cash Flow      $1,858   $62   ($60)  $1,860   -     -    $1,860
    Depreciation and
     amortization             1,112    42     20    1,174   -     -     1,174
    Operating income (loss)    $746   $20   ($80)    $686   -     -      $686
    Capital expenditures       $871    $4     $3     $878   -     -      $878

                                                          Adjustments (2)

                                           Corporate            Corporate
    Three Months Ended                       and                  and     Pro
     September 30, 2003      Cable  Content Other  Total  Cable  Other   forma
    Revenues                 $4,374  $158    $14   $4,546   $4     -    $4,550
    Operating expenses
     (excluding
     depreciation and
     amortization)            2,754   100     60    2,914    2     -     2,916
    Operating Cash Flow      $1,620   $58   ($46)  $1,632   $2     -    $1,634
    Depreciation and
     amortization             1,086    32     21    1,139    -     -     1,139
    Operating income (loss)    $534   $26   ($67)    $493   $2     -      $495
    Capital expenditures     $1,045    $3    $33   $1,081    -     -    $1,081

                                                            Adjustments (2)

                                          Corporate            Corporate
    Nine Months Ended                        and                  and     Pro
     September 30, 2004      Cable  Content Other   Total  Cable Other   forma
    Revenues                $14,329  $582   $161  $15,072   $5    -    $15,077
    Operating expenses
     (excluding
     depreciation and
     amortization)            8,832   374    321    9,527    3    -      9,530
    Operating Cash Flow      $5,497  $208  ($160)  $5,545   $2    -     $5,547
    Depreciation and
     amortization             3,172   116     60    3,348    -    -      3,348
    Operating income (loss)  $2,325   $92  ($220)  $2,197   $2    -     $2,199
    Capital expenditures     $2,578   $14    $18   $2,610    -    -     $2,610

                                                             Adjustments (2)

                                          Corporate            Corporate
    Nine Months Ended                        and                  and     Pro
     September 30, 2003      Cable  Content Other   Total  Cable Other   forma
    Revenues                $12,985  $462   $159  $13,606   $10   -    $13,616
    Operating expenses
     (excluding
     depreciation and
     amortization)            8,347   307    280    8,934     5   -      8,939
    Operating Cash Flow      $4,638  $155  ($121)  $4,672    $5   -     $4,677
    Depreciation and
     amortization             3,299    96     65    3,460     -   -      3,460
    Operating income (loss)  $1,339   $59  ($186)  $1,212    $5   -     $1,217
    Capital expenditures     $3,045   $10    $38   $3,093     -   -     $3,093

    Reconciliation of Total Debt to Debt Excluding Exchangeables (Unaudited)
                              (dollars in millions)

                                              September 30,      December 31,
                                                      2004              2003
    Current portion of long-term debt               $3,128            $3,161
    Long-term debt                                  22,103            23,835
    Total Debt                                     $25,231           $26,996
    Exchangeable debt                                2,991             4,318
    Debt excluding exchangeables                   $22,240           $22,678

                 Calculation of 2004 Estimated Free Cash Flow
                            (dollars in billions)

    2003 Operating Income                                               $2.0
    Add: Depreciation and Amortization                                   4.4
    2003 Operating Cash Flow                                             6.4
    2004 Operating Cash Flow Growth                                      18%
    Projected 2004 Operating Cash Flow                                   7.5

    Less:     Projected Capital Expenditures (3)                         3.4
              Projected 2004 Consolidated
               Interest, net (4)                                        1.85
              Projected 2004 Consolidated
               Cash Paid for Income Taxes (5)                           0.25

    Free Cash Flow                                                      $2.0

    (1) Historical amounts have been adjusted to reflect QVC as discontinued operations.

    (2) Pro forma data is only adjusted for timing of the acquisitions (or dispositions) and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses.

    (3) Mid point of 2004 Cable capital expenditures guidance plus projected 2004 Content and Other segment's capital expenditures.

    (4) Mid point of 2004 estimated Consolidated interest expense guidance of $1.8 to $1.9 billion.

    (5) Mid point of 2004 estimated Consolidated cash paid for income taxes guidance of $200 to $300 million.

                            COMCAST CORPORATION
                            TABLE 7-B continued
        Reconciliation of Net Income to Free Cash Flow (Unaudited)
               (dollars in millions, except per share data)

                                                  Three Months Ended
                                                    September 30,
                                                2004               2003
                                                  per share         per share
                                             $       (2)       $       (2)
    Net Income as reported                   $220    $0.10   $3,176    $1.41
      Discontinued Operations, net of tax     -        -     (3,329)   (1.48)
      Non-operating items, net of tax (1)     (81)   (0.04)     120     0.06
    Net Income (Loss) as adjusted            $139    $0.06     ($33)  ($0.01)

    Items to reconcile net income (loss)
     as adjusted to Operating Cash Flow:
        Depreciation and amortization       1,174     0.52    1,139     0.50
        Interest expense                      435     0.19      565     0.25
        Income tax expense (benefit)          112     0.06      (39)   (0.02)
    Operating Cash Flow                    $1,860    $0.83   $1,632    $0.72

                                                2004               2003
    Operating Cash Flow                    $1,860   $1,860   $1,632   $1,632
    Less:
      Interest, net (3)                      (403)    (403)    (559)    (559)
      Cash Paid for Income Taxes              (39)     (39)     (14)     (14)
      Change in Operating Assets and
       Liabilities, net of
       acquisitions (4)                      (114)              551
      Other (5)                               498              (802)
    Net Cash Provided by Operating
     Activities                            $1,802              $808
        Less: Capital Expenditures                    (878)           (1,081)
    Free Cash Flow                                    $540              ($22)

                                                     Three Months Ended
                                                         September 30,
    (1) Detail of non-operating items:                2004             2003
                                              $    per share    $    per share
                                                      (2)               (2)
    Investment (income) expense -
     mark to market adjustments
     on trading securities,
     derivatives and hedged
     items, net                             ($39)   ($0.02)   $213    $0.09
    Investment (income) - gain
     on sales and exchanges of
     investments                             (35)    (0.02)     (4)       -
    Investment expense - investment
     impairment losses (6)                     7         -       -        -
    All other, net (7)                       (58)    (0.02)    (25)   (0.01)
     Total non-operating items              (125)    (0.06)    184     0.08
    Tax Effect                                44      0.02     (64)   (0.02)
     Non-operating items, net of
      tax                                   ($81)   ($0.04)   $120    $0.06

                                                   Nine Months Ended
                                                     September 30,
                                                 2004             2003
                                                  per share         per share
                                             $       (2)       $       (2)
    Net Income as reported                   $547    $0.24   $2,857    $1.27
      Discontinued Operations, net of tax       -        -   (3,458)   (1.54)
      Non-operating items, net of tax (1)    (153)   (0.07)     302     0.14
    Net Income (Loss) as adjusted            $394    $0.17    ($299)  ($0.13)

    Items to reconcile net income (loss)
     as adjusted to Operating Cash Flow:
        Depreciation and amortization       3,348     1.48    3,460     1.53
        Interest expense                    1,419     0.63    1,579     0.70
        Income tax expense (benefit)          384     0.17      (68)   (0.03)
    Operating Cash Flow                    $5,545    $2.45   $4,672    $2.07

                                             2004     2004     2003     2003
    Operating Cash Flow                    $5,545   $5,545   $4,672   $4,672
    Less:
      Interest, net (3)                    (1,309)  (1,309)  (1,627)  (1,627)
      Cash Paid for Income Taxes             (189)    (189)     (67)     (67)
      Change in Operating Assets and
       Liabilities, net of
       acquisitions (4)                      (111)              298
      Other (5)                               499              (757)
    Net Cash Provided by Operating
     Activities                            $4,435            $2,519
        Less: Capital Expenditures                  (2,610)           (3,093)
    Free Cash Flow                                  $1,437             ($115)

                                                     Nine Months Ended
                                                        September 30,
    (1) Detail of non-operating items:                 2004            2003
                                                $    per share  $    per share
                                                        (2)             (2)
    Investment (income) expense -
     mark to market adjustments on trading
     securities, derivatives and
     hedged items, net                      ($140)   ($0.06)   $478    $0.21
    Investment (income) - gain
     on sales and exchanges of
     investments                              (36)    (0.02)    (27)   (0.01)
    Investment expense - investment
     impairment losses (6)                     10         -      70     0.03
    All other, net (7)                        (69)    (0.02)    (56)   (0.02)
     Total non-operating items               (235)    (0.10)    465     0.21
    Tax Effect                                 82      0.03    (163)   (0.07)
     Non-operating items, net of tax        ($153)   ($0.07)   $302    $0.14

    2) Diluted weighted average shares outstanding for the three and nine months ended September 30, 2004 were 2.243 billion and 2.259 billion, respectively. Diluted weighted average shares outstanding for the three and nine months ended September 30, 2003 were 2.257 billion and 2.256 billion, respectively.

    3) Includes interest expense net of interest income and excludes non-cash interest and subsidiary preferred dividends.

    4) Included in the nine months ended September 30, 2004 is $536 million of income tax refund received in the second quarter of 2004.

    5) Includes non-cash expenses included in Operating Cash Flow such as equity compensation, cash proceeds from sales of trading securities ($85 million related to Sprint PCS year to date 2Q03 and $547 million related to Liberty Media in 3Q04), cash related to other (income) expense, dividends and the net effect of changes in accrued income taxes.

    6) We record losses on our investments for which we have determined that a decline in value of the investment is other than temporary.

    7) Includes investment, interest and dividend income, equity in net (income) losses of affiliates, other (income) expense and minority interest.

SOURCE  Comcast Corporation
    -0-                             10/27/2004
    /CONTACT: Investor Contacts: Marlene S. Dooner, +1-215-981-7392, or Leslie A. Arena, +1-215-981-8511, or Daniel J. Goodwin, +1-215-981-7518; or
Press Contacts: D'Arcy Rudnay, +1-215-981-8582, or Tim Fitzpatrick, +1-215-981-8515, all of Comcast Corporation/
    /Web site:  http://www.comcast.com /
    /Web site:  http://www.cmcsk.com
                http://www.cmcsa.com /
    (CMCSA CMCSK)

CO:  Comcast Corporation
ST:  Pennsylvania
IN:  ENT TVN CPR ITE MLM
SU:  ERN ERP MAV CCA